Exhibit 5.16

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc. (“Yamana”), I, Jimmy Avendaño Gonzalez, Registered Member of the Chilean Mining Commission hereby consent to the use of my name in connection with the mineral reserve estimate for the El Peñón Mine as at December 31, 2021 (the “Estimate”) and to the inclusion or incorporation by reference of references to any summary or extract of the Estimate in the Registration Statement.

By:	/s/ Jimmy Avendaño Gonzalez
Name: Jimmy Avendaño Gonzalez, Registered Member of the Chilean Mining Commission

April 25, 2022